Exhibit 26(h)(vi)

AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of December 7, 1998, by and among PRUDENTIAL
INSURANCE COMPANY OF AMERICA (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"), and AMERICAN CENTURY
INVESTMENT SERVICES,INC. ("ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, the Company, ACIM and ACIS are parties to that certain Fund Participation Agreement dated April 30, l997 (the " Agreement") in connection with the participation by the
Funds in Contracts offered by the Company to its clients; and

WHEREAS since the date of the Agreement, the Funds have changed their names; and

WHEREAS, the Company now desires to add an Account to those which offer certain of the Funds and to update the names of the Funds; and

WHEREAS, since the date of the Agreement, ACIS has ceased being the Distributor of the Funds; and

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.    Change of Fund Names. Exhibit A to the Agreement is hereby deleted n its entirety and replaced with Exhibit A attached hereto.

2. Addition of Account. Exhibit B to the Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

3. Assignment of Obligations. ACIS hereby assigns all of its rights and obligations under the agreement to ACIM, and ACIM hereby accept such assignment. The company hereby consents to such assignment.

4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be an original and all of which together shall constitute one instrument.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be a full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment NO. 1 as of the date first above written.

PRUDENTIAL INSURANCE COMPANY OF AMERICA	AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
By: /s/ Fred H. Fund	By: /s/ William M. Lyons
Name: Fred H. Funk	Name: William M. Lyons
Title: Vice President, Product Management	Title: Executive Vice President

AMERICAN CENTURY INVESTMENT SERVICES, INC.
By: /s/ William M. Lyons
Name: William M. Lyons
Title: Executive Vice President

EXHIBIT A

ISSUER	NAME OF THE FUND
American Century Variable Portfolios, Inc.	VP Balanced VP Capital Appreciation VP International VP Value

EXHIBIT B

Separate Accounts

Name of Separate Account and Date Established by Board of Directors	Contracts/Policies funded By Separate Account

Prudential Variable Contract Account GI-2 established June 24, 1988	● Group Variable Universal Life Insurance Contract

The Prudential Variable Appreciable Account established August 11, 1987	● Individual Flexible Premium Variable Life Policy
● Survivorship Variable Universal Life Policy